EXHIBIT 10.1





            RESIGNATION AND GENERAL RELEASE AGREEMENT


          THIS RESIGNATION AND GENERAL RELEASE AGREEMENT (this "Agreement"), made as of the 26th day of September, 1997, by and between Steven T. Plochocki, an individual ("Mr. Plochocki"), and Apria Healthcare Group Inc., a Delaware corporation ("Apria"), is a resignation agreement which includes a general release of claims. In consideration of the covenants undertaken and the releases contained in this Agreement, Mr. Plochocki and Apria agree as follows:

          1. Mr. Plochocki shall voluntarily resign from his positions as President and Chief Operating Officer and as an employee of Apria and all of its affiliates and subsidiaries by executing Exhibit A attached hereto, such resignation to be effective September 26, 1997.

          2. Mr. Plochocki shall return to Apria and shall not take or copy in any form or manner any financial information, lists of customers, prices, and similar confidential and proprietary materials or information of Apria.

          3.        Apria shall pay to Mr. Plochocki the
following amounts:

               a. $921,450 in compensation, subject to standard withholding for federal and state taxes, one-third of which ($307,150) shall be payable in a lump sum on October 6, 1997, and two-thirds of which (a total of $614,300) shall be payable in accordance with Apria's regular payroll procedures in 52 substantially equal installments over a 24-month period ending on the first regular payroll date after October 6, 1999; and

               b.        All earned but unpaid vacation pay, and
     any salary amounts earned but not yet paid, payable as promptly as practicable following October 6, 1997.

          4. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Apria or Mr. Plochocki of any violation of Apria's policies or procedures, or state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

          5. Except for (i) those obligations created by or arising out of this Agreement for which receipt or satisfac tion has not been acknowledged herein, (ii) any rights Mr. Plochocki may have under stock option agreements with Apria and any retirement, 401(k), SERP or similar benefit plans of Apria (including the Abbey Healthcare Group Incorporated Employees' Retirement Plan), and (iii) the continuing right to indemnification as provided by applicable law or in Apria's bylaws and articles of incorporation in connection with acts, suits or proceedings by reason of the fact that he was an officer or employee of Apria where the basis of the claims against him consists of acts or omissions taken or made in such capacity, Mr. Plochocki on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Apria, and its predecessors, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively (including Apria) referred to as the "Apria Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabili ties of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against the Apria Releasees, arising out of or in any way connected with his employment relationship with any Apria Releasee, or his voluntary resignation from employment with the Apria Releasees or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any Apria Releasee committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability.

          Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, and except as provided below, Apria on behalf of itself and the Apria Releasees (to the extent the matter in question arises on the basis of their relationship to Apria) hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Mr. Plochocki from and with respect to any and all claims, agreements, obliga tions, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, whether or not concealed or hidden, arising out of or in any way connected with Mr. Plochocki's employment relationship with any Apria Releasee or his voluntary resignation from employment with the Apria Releasees, or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, which Apria now owns or holds or has at any time heretofore owned or held as against Mr. Plochocki.

          6.        It is the intention of Apria and Mr.
Plochocki in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Apria and Mr. Plochocki hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

                    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
          WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Apria and Mr. Plochocki, and each of them, acknowledge that either may hereafter discover claims or facts in addition to or different from those which either or both of them now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Apria and Mr. Plochocki each hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Apria and Mr. Plochocki each acknowledge that it or he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

          7. Apria and Mr. Plochocki each agree that a press release in substantially the form attached as Exhibit B hereto shall be issued by Apria promptly following the execution and delivery of this Agreement. Except to the extent disclosed in such press release, the terms and conditions of this Agreement shall remain confidential as between the parties and professional advisers to the parties and neither of them shall disclose them to any other person, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission ("SEC") or as otherwise may be required by law or court order. Without limiting the generality of the foregoing, neither Apria nor Mr. Plochocki will respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Agreement or the events which led to its execution. Except as provided above with respect to SEC rules and regulations or as otherwise may be required by law or court order, if inquiry is made of Apria concerning any of the claims released by this Agreement or relating to Mr. Plochocki's employment with Apria, Apria shall provide to third parties only Mr. Plochocki's dates of employment with Apria and its predecessors and his job titles during such employment, in accordance with the normal practices of Apria's human resources department.

          8. Mr. Plochocki will continue to keep confidential all confidential and proprietary Apria information, as required by Section 10 of the Executive Severance Agreement dated June 28, 1997 between Mr. Plochocki and Apria. Mr. Plochocki also acknowledges the continuing effectiveness, in accordance with their respective terms, of Sections 7, 8, 9, and 10 of said Executive Severance Agreement (without agreeing with regard to whether or acknowledgment that said Sections 7 and 8 of said Agreement are enforceable under California law) provided, however, that Apria agrees that a violation of the non-compete provisions of said Section 8 shall not result from any employment of Mr. Plochocki by an employer substantially in the business of providing home health agency intermittent nursing services, so long as such employer is not also competing with Apria in the respiratory therapy, home infusion or home medical equipment business, and provided, further, that Apria shall not withhold payments to Mr. Plochocki under this Agreement on the basis of a breach or alleged breach by him of Section 7 or Section 8 of said Executive Severance Agreement.

          9. Mr. Plochocki expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that may have arisen under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Mr. Plochocki further expressly acknowledges that:

          a. In return for this Agreement, he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

          b. He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement, and has done so;

          c.   He was given a copy of this Agreement on September
     24, 1997, and informed that he had 21 days within which to consider the Agreement; and

          d. He was informed that he has seven (7) days following the date of his execution of the Agreement in which to revoke the Agreement.

          10. Apria and Mr. Plochocki each warrant and represent that neither has heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and each shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

          11. Apria and Mr. Plochocki acknowledge that any employment or contractual relationship between them (including with any other Apria Releasee) will terminate on September 26, 1997, that they have no further employment or contractual relationship except as may arise out of this Agreement and that Mr. Plochocki waives any right or claim to reinstatement as an employee of any Apria Releasee and will not seek employment in the future with Apria.

          12. Mr. Plochocki agrees that he shall be exclusively liable for the payment of all of his share of federal and state taxes which may be due as the result of the consideration received from the settlement of disputed claims as set forth herein.

          13. Mr. Plochocki agrees that, following the termination of his employment with Apria, (i) he will, at no cost to him, cooperate with any reasonable request Apria may make for information or assistance with respect to any matter involving Mr. Plochocki during his period of employment, and (ii) he will not at any time, directly or indirectly, disparage Apria or take any action with the intention of injuring Apria's business or prospects. Apria, on behalf of itself and the Apria Releasees, agrees that it will use its best efforts to cause its officers and directors not to disparage Mr. Plochocki in any manner.

          14. This Agreement is an integrated document and constitutes and contains the entire agreement and understanding concerning Mr. Plochocki's employment, voluntary resignation from the same and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof, and expressly releases all Apria Releasees from any obligations not covered herein, including, but not limited to Apria's Severance Pay Plan and, except as provided in the last sentence of Paragraph 8 above, the Executive Severance Agreement, dated June 28, 1997, between Mr. Plochocki and Apria. This Agreement does not, however, affect Mr. Plochocki's rights under any Apria retirement, 401(k), SERP or similar benefit plan, including the Abbey Healthcare Group Incorporated Employees' Retirement Plan. This Agreement also does not, by its terms, modify the provisions of any of Mr. Plochocki's stock options. Prior to the execution and delivery of this Agreement, however, Apria's Board of Directors has authorized amendments to Mr. Plochocki's stock option agreements to provide that all of Mr. Plochocki's vested stock options, representing the currently exercisable right to purchase a total of 84,600 shares of Apria's common stock, shall continue to be exercisable for said 84,600 shares during the fifteen-month period following the termination of Mr. Plochocki's employment, until December 26, 1998. However, if the Compensation Committee of Apria's Board of Directors, acting on the advice of counsel, determines that the applicable stock incentive plan does not permit Apria to extend the final date on which Mr. Plochocki may exercise such options, or such extension is not in the best interests of Apria, Apria, in exchange for a cancellation of Mr. Plochocki's vested stock options, agrees to make a cash payment to Mr. Plochocki at the time he would otherwise have elected to exercise his stock options under the extended period for exercise described above in an amount equal to the amount he would have realized if he had exercised the stock options and immediately sold the stock issued thereunder at its then Fair Market Value (as defined in the applicable stock incentive plan). Amendments confirming the extension of Mr. Plochocki's right to exercise said options or the other agreements described above shall be executed and delivered to Mr. Plochocki on October 6, 1997.

          15. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

          16. This Agreement has been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

          17. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

          18. Any dispute or controversy between Mr. Plochocki on the one hand, and Apria (or any other Apria Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter hereof, or otherwise in any way arising out of, related to, or connected with Mr. Plochocki's employment with any Apria Releasee or the termination of Mr. Plochocki's employment with any Apria Releasee, shall be governed exclusively by the Federal Arbitration Act, as amended, and shall be submitted for resolution to mandatory, exclusive and binding arbitration in Costa Mesa, California before a single arbitrator in accordance with the then existing Rules of Practice and Procedure of the Judicial Arbitration and Mediation Services, Orange County Office ("JAMS"). The party initiating arbitration shall first provide the responding party with written notice of the initiating party's intention to arbitrate and a brief statement of the nature of the dispute (the "Arbitration Notice"). The initiating and responding parties shall then mutually select an arbitrator. If, however, Apria and Mr. Plochocki fail to agree to an arbitrator within thirty (30) days following effective delivery of the Arbitration Notice, an arbitrator knowledgeable in corporate law, employment agreements and disputes arising under such agreements shall be selected in the manner provided by the American Arbitration Association from the then current list of arbitrators maintained by JAMS. Apria and Mr. Plochocki agree to be bound by any final decision rendered by the arbitrator, which final decision may be enforced in any court of competent jurisdiction. Apria and Mr. Plochocki further agree that the arbitrator shall have the power to dispense equitable relief.
The arbitrator shall render a single written decision setting forth an award, to the extent applicable, and state with reasonable specificity the reasons for the decision reached. In the event Mr. Plochocki incurs attorneys' fees and costs in enforcing or defending any right or obligation contained herein and is the prevailing party in any such arbitration, he shall be entitled to recover attorneys' fees and costs from Apria. Apria shall not be entitled to attorneys' fees incurred in enforcing or defending any arbitration proceeding initiated by Mr. Plochocki unless an arbitration finds that Mr. Plochocki initiated such arbitration proceeding in bad faith. Apria and Mr. Plochocki hereby further stipulate that the losing party (as determined by the arbitrator) shall pay the fees and expenses of the arbitrator. APRIA AND MR. PLOCHOCKI ACKNOWLEDGE, UNDERSTAND AND AGREE THAT IN THE EVENT OF A DISPUTE UNDER THIS AGREEMENT, EACH PARTY HAS WAIVED ANY RIGHT TO A JURY TRIAL AND A JUDICIAL RESOLUTION OF THE DISPUTE.

          19. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

          20. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Agreement and have had the opportunity to have the Agreement explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

          21. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement and which are not inconsistent with its terms.

          22.  Mr. Plochocki hereby declares as follows:

          I, Steven T. Plochocki, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

          I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

          I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement this 26th day of September, 1997.




                                     --------------------------------------
                                     Steven T. Plochocki


                                     APRIA HEALTHCARE GROUP INC.



                              By:    ---------------------------------------
                                     Lawrence H. Smallen
                                     Senior Vice President and Chief
                                     Financial Officer

                            EXHIBIT A


                                   September 26, 1997



Mr. Jeremy M. Jones
Chief Executive Officer and
Chairman of the Board of Directors
Apria Healthcare Group Inc.
3560 Hyland Avenue
Costa Mesa, California 92626


Dear Jerry:

     This is to advise you that effective September 26, 1997, I hereby voluntarily resign my positions as President and Chief
Operating Officer and my employment in any other capacity with Apria Healthcare Group Inc. or any of its affiliates or subsidiaries.

                                   Sincerely yours,




                                   ___________________
                                   Steven T. Plochocki

                            EXHIBIT B



                                       SEPTEMBER 29, 1997




                                 For Further Information, Contact:
                                 Sheree L. Aronson
                                 Director of Investor Relations
                                 714.427.4919


               APRIA HEALTHCARE PRESIDENT RESIGNS

          Chairman/CEO Assumes Duties on Interim Basis


     COSTA MESA, CALIF. -- September 29, 1997 -- Apria Healthcare
Group Inc. (NYSE:AHG) today announced the resignation of President and Chief Operating Officer Steven T. Plochocki.

     Plochocki was named chief operating officer of Apria in June, 1995 and assumed the additional title of president in March, 1996. He was responsible for overseeing field operations and various corporate functions, including sales, marketing and clinical services. Plochocki tendered his resignation to allow him to pursue other interests.

     "On behalf of the board of directors and management team of Apria, I want to thank Steve for his leadership and contributions to Apria over the past two years," said Jeremy M. Jones, Apria chairman and chief executive officer.

     Until a successor is named, Jones will assume daily management oversight of Plochocki's responsibilities.

     Apria Healthcare provides and/or manages comprehensive integrated homecare services, including respiratory therapy, home infusion and home medical equipment. The company operates 350 locations and serves patients in 50 states.

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